UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder,

I just wanted to share with you that Glass Lewis has released its report on our annual meeting and is recommending voting FOR all our proposals, including our equity plan proposal. Glass Lewis’s conclusion that “the terms of the proposed plan, the requested number of shares and the awards to be granted appear reasonable” reflects our human capital-driven business and our longstanding share repurchase practices. In particular, the report references, among other things, our disclosures regarding:

•	Our careful management of the dilutive effects of bonus equity awards through repurchases and that we have consistently followed through on our commitment to do so;

•	Our human capital-driven business and broad-based equity compensation plans that may differ meaningfully from broader industry peers; and

•	Our burn rate, dilution metrics and equity compensation costs compared to our direct peers.

We encourage you to read the Glass Lewis report in its entirety for further detail on their recommendation.